Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Senior Executive Vice President	Senior Executive Vice President
	Chief Information Officer	Chief Financial Officer
	(662) 680-1217	(662) 680-1472
	jimg@renasant.com	stuartj@renasant.com

RENASANT CORPORATION INCREASES DIVIDEND

TUPELO, MISSISSIPPI (August 14, 2006) – The board of directors of Renasant Corporation (NASDAQ: RNST) (the “Company”) have approved the payment of a quarterly cash dividend of sixteen cents ($.16) per share to be paid October 2, 2006, to shareholders of record as of September 15, 2006. This action boosts the cash dividend from the current annual rate of $0.60 per share to $0.64 per share. The sixteen-cents ($.16) per share dividend is adjusted to reflect the previously announced three-for-two stock split and is the equivalent of a twenty-four cents ($.24) per share dividend prior to the stock split. This increase marks the second dividend increase this year as well as the 19th consecutive year the Company has increased its dividend.

On July 24, 2006 the Company announced a three-for-two stock split of its outstanding shares of common stock. The stock split will be effected in the form of a stock dividend and will entitle each shareholder of record at the close of business on August 11, 2006, to receive one additional share of common stock for every two shares of the Company’s common stock held on that date. The stock split is to be distributed August 28, 2006.

The Company’s common stock will begin trading at its post-split price on the first business day after the additional shares are distributed to shareholders, which is expected be August 29, 2006.

ABOUT RENASANT CORPORATION

Renasant Corporation, headquartered in Tupelo, MS, is the parent of Renasant Bank and Renasant Insurance, and operates 62 banking and insurance offices in 38 cities within Mississippi, Tennessee and Alabama. The company has assets of more than $2.5 billion.

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